Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS APRIL SALES

PROVIDES Q1 EPS OUTLOOK UPDATE

HOUSTON, TX, May 6, 2010 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week April period ended May 1, 2010 decreased 5.8% to $101 million from $108 million in the prior year four week period ended May 2, 2009.  Comparable store sales decreased 8.3% this year versus a decrease of 1.5% last year.

For the nine week March and April period, which eliminates the impact of the Easter calendar shift, total sales increased 3.7% to $241 million from $233 million in the same period last year.  Comparable store sales during the nine week period increased 0.8% this year versus a decrease of 9.2% last year.

With regard to its major categories of business, during the nine week March and April period, the Company achieved comparable store sales increases in accessories, children’s, cosmetics, footwear, intimates, junior’s, petites and young men’s.  Geographically, the Southeast was the Company’s best performing region and the South Central was its weakest.
SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2010	2009	2010	2009
February	(3.9)%	(8.6)%	$99	$101
March	8.6	(15.0)	140	125
April	(8.3)	(1.5)	101	108
March/April( 9 Weeks)	0.8	(9.2)	241	233
1st Quarter	(0.6)	(9.0)	340	334

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Stage Stores Reports
April Sales
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Andy Hall, President and Chief Executive Officer, commented, “We are pleased with our 0.8% comparable store sales increase for the nine week March and April period.  Total first quarter sales exceeded the high end of our guidance range due to the strength of our new store sales performance and the nine week March and April positive comparable store sales.  Based on our sales performance and an improved gross margin rate, we expect first quarter EPS to be $0.04 to $0.05, which will exceed the high end of our current guidance of $0.02 per diluted share.”

The Company plans to report its first quarter results before the market opens on Thursday, May 20, 2010, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

Store Activity
The Company opened six new stores during April.  New Goody’s stores were opened in Poplar Bluff, MO, New Castle, IN, and Newport and Springfield, TN.  A new Bealls store was opened in Tyler, TX, and a new Stage store was opened in Donaldsonville, LA.  The Company also closed its tornado-damaged store in Yazoo City, MS during the month.  For the first quarter, a total of 18 new stores were opened and one store was closed.  Subsequent to the end of the quarter, the Company closed its store in Ashland, TN due to damage caused by flooding.

The Company stated that it plans to open two new stores during the second quarter.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 774 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s first quarter EPS outlook, as well as comments regarding the number of new stores that the Company plans to open during the second quarter.  Forward-looking statements are subject to a number of risks and uncertainties which

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Stage Stores Reports
April Sales
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could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2010, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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